EXHIBIT 4.1

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of March 15, 2018, by and between BARRETT BUSINESS SERVICES, INC., a Maryland corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of June 30, 2017, as amended from time to time (the “Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.Section 1.1(a) is hereby amended and restated in its entirety to read as follows:

“(a)Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including July 1, 2018 (the “Line of Credit”), not to exceed at any time the aggregate principal amount of (i) Forty Million Dollars ($40,000,000) during the period from March 15, 2018 through June 15, 2018, and (ii) Twenty-Five Million Dollars ($25,000,000) thereafter, the proceeds of which shall be used to finance working capital for Borrower.  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of March 15, 2018, as modified from time to time (the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

2.In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $7,500 (the “Amendment Fee”).

3.The obligation of Bank to amend the terms and conditions of the Credit Agreement as provided herein, is subject to the fulfillment to Bank’s satisfaction or waiver of all of the following conditions by no later than March 15, 2018:

(a)Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)      This Amendment.

(ii)     Amended and Restated Revolving Line of Credit Note.

(iii)    Such other documents as Bank may require under any other section of this Amendment.

(b)Other Fees and Costs.  In addition to Borrower’s obligations under the Credit Agreement and the other Loan Documents, Borrower shall have paid to Bank the Amendment Fee and the full amount of all costs and expenses, including reasonable attorneys’ fees (including without limitation the allocated costs of Bank’s in-house counsel) expended or incurred by Bank in connection with the negotiation and preparation of this Amendment, for which Bank has made demand.

1

(c)Interest and Principal.  Interest and principal under the notes contemplated in the Credit Agreement have been paid current.

4.Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

5.Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the day and year first written above.

WELLS FARGO BANK,
BARRETT BUSINESS SERVICES, INC.	NATIONAL ASSOCIATION

By: /s/ Gary E. Kramer	By: /s/ Julie R. Wilson
Name: Gary Edwards Kramer, Jr.	Name: Julie R. Wilson
Title: Chief Financial Officer	Title: Senior Vice President

3